Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-200413, 333-203032, 333-210058, 333-216432, 333-232428, 333-237380, 333-255173 and 333-273900 on Form S-8 and Registration Statement Nos. 333-254890 and 333-272052 on Form S-3 of our report dated March 28, 2024 (which includes an explanatory paragraph regarding Eledon Pharmaceuticals, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Eledon Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of Eledon Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ KMJ Corbin & Company LLP

Irvine, California

March 28, 2024